Evolution Petroleum Reports Fourth Quarter and Fiscal Year 2011 Financial Results, Reserves and Operations Update

- Proved reserves up 11.5% to 13.8 million BOE

- Proved developed reserves up 378% to 5.3 million BOE

- Proved PV-10 up 41% to $375 million

- Fourth quarter net income continues an upward trend

HOUSTON, Sept. 7, 2011 /PRNewswire/ -- Evolution Petroleum Corporation (NYSE Amex: EPM) today reported year-end reserves, operations update and financial results for its fourth quarter and fiscal year-ended June 30, 2011 ("Q4-11" and "FY-11", respectively), along with its capital plan for 2012.

Year end Reserves - Assigned by independent reservoir engineers at June 30, 2011

Proved Reserves (net to EPM):

  Proved reserves increased by 1.4 million barrels of oil equivalent (MMBOE) to 13.8 MMBOE, an 11.5% increase over the prior year.
  Increased volumes are primarily due to a much accelerated working interest reversion date in the Delhi EOR project, net of production, divestments and revisions.
  Volumes are 84% oil, 5% natural gas liquids and 11% natural gas.
  Proved PV-10 increased 41% to $375.3 million (pre-tax future cash flows from proved reserves discounted at 10% using the SEC's trailing twelve month average commodity pricing standard, a non-GAAP measure defined and reconciled below).
  The PV-10 increase is primarily due to increased volumes and higher oil prices realized during the year.

Proved Developed Reserves:

  Proved developed reserves increased 378% over the prior year, from 1.1 to 5.3 MMBOE.
  39% of proved reserves are now developed, compared to 9% at the prior year-end.
  PV-10 of proved developed reserves increased 532% to $200.5 million.
  99% of proved developed reserves are producing.
  The increases in proved developed volumes and PV-10 are primarily due to continued development capital expended by the Delhi Operator on our behalf that added oil production from Phase II, improved performance,
    higher oil prices, and
    earlier working interest reversion date.

Probable Reserves:

  Declined 13% to 6.2 MMBOE, primarily due to upgrading 0.5 MMBOE probable reserves to the proved category at Giddings Field, in addition to divestments and revisions.
  PV-10 associated with probable reserves increased 19% from $63.8 to $75.6 million, primarily due to higher oil prices.
  Probable developed producing reserves (all at Delhi) totaled 1.9 MMBO with PV-10 of $33.7 million, or 31% of total probable volumes and 45% of probable PV-10.

Financial and Operating Results

Quarterly net income increased 214% sequentially to $0.53 million, or $0.02 per share, on revenues of $3.2 million for Q4-11, compared to net income of $0.17 million or $0.01 per share on revenues of $2.0 million for Q3-11. Q4-11 income was a $0.96 million improvement over Q4-10's loss of $0.4 million, or $(0.02) per share, on revenues of $1.4 million. Results for all periods included significant non-cash stock compensation expense.

Quarterly sales volumes for Q4-11 increased 37% sequentially to 438 net BOE per day compared to 320 BOED for Q3-11 due primarily to a 48% increase at Delhi and a 22% increase at Giddings. Compared to Q4-10, sales volumes in Q4-11 increased 30% from 336 net BOE per day due to a 249% increase at Delhi and a 24% decline at Giddings.

Blended oil and gas prices during Q4-11 increased 14% sequentially to $79.42 per BOE compared to $69.94 in Q3-10, while increasing 79% compared to $44.47 per BOE in Q4-10. The improvement was due to the higher percentage of production from oil, higher oil prices overall and the considerable price premium over WTI that was realized at Delhi.

For the full fiscal year 2011, net loss narrowed 90% to $0.2 million, or $(0.01) per share, on revenues of $7.5 million compared to a net loss of $2.4 million, or $(0.09) per share, on revenues of $5.0 million for 2010. Net sales volumes of 319 BOE per day during fiscal 2011 decreased 7% from the 344 BOE per day in fiscal 2010 due to a 597% increase at Delhi offset by a 40% decline at Giddings. Oil sales volumes increased 95% compared to the prior year and represented 24% and 50% of total sales volumes in fiscal 2010 and 2011, respectively.

FY 2012 Capital Budget

The board of directors has approved a flexible capital budget of up to $12 million, or more, as warranted by drilling results, establishment of joint ventures and other opportunities that may arise during the year. The base budget is focused on drilling certain proved drilling locations in the Giddings Field and the Lopez Field in South Texas and completing the first two gas assisted rod-pump (GARP™) technology demonstrations. Pending project expansions include an oily Giddings extension, the Lopez Field and the Woodford Shale project in Haskell County, Oklahoma. We will also consider opportunistic investments in third party projects and the repurchase of our own stock that may result from market volatility.

Funding for the base capital budget and any expansion is expected to be from existing working capital and projected cash flows from operations, supplemented as needed from additional sales of our 8.5% perpetual nonconvertible preferred stock, divestments of noncore assets, joint ventures and/or project financing.

Robert Herlin, President and CEO, stated "We are pleased to report steady improvements in our net income and cash flows from operations. Continued strong performance in our Delhi EOR project combined with the premium oil price currently being realized there has substantially accelerated the projected date of our 24% reversionary working interest, resulting in additional net reserves and a much improved PV-10 metric. Gross oil sales at Delhi continue to improve and averaged 2,960 barrels of oil per day during the fourth fiscal quarter. We believe that we now have the financial resources in hand, supplemented by recent sales of our preferred stock and projected operating cash flow to fund an expanded capital expenditure program during fiscal 2012."

Reserves Summary
	Oil	NGLs	Natural Gas	Total	PV-10
	MBO	MBL	MMCF	MBOE	$ MM

PDP	4,972	82	1,495	5,303	$ 199.5

PDNP	14	19	48	42	$ 1.0

PUD	6,582	611	7,861	8,503	$ 174.8

Total Proved	11,568	712	9,404	13,848	$ 375.3

PbDP	1,902			1,902	$ 33.7

PbUD	4,314			4,314	$ 41.9

Total Probable	6,216			6,216	$ 75.6

Changes in Proved Reserves for FY2011
MBOE

Proved Reserves at June 30, 2010	12,418

Production	(116)

Sales in Place	(522)

Revisions	1,939

Additions	130

Proved Reserves at June 30, 2011	13,848

Proved Developed at June 30, 2011	5,345

Proved Developed at June 30, 2010	1,119

Projects

Delhi EOR Project, Louisiana

EPM's net proved reserves at Delhi increased 16% during fiscal 2011 to 10.9 MMBO, of which 4.9 MMBO, or 45%, was proved developed producing. PV-10 attributed to proved reserves increased to $333.6 million, of which $192.5 million was proved developed producing. Probable reserves increased slightly to 5.8 MMBO, of which 33% were developed producing. PV-10 attributable to probable reserves increased to $72.4 million.

Production increased substantially and steadily during the year, averaging 2,960 gross (219 net) barrels of oil per day in Q4-11, up 48% over an average of 2,003 gross (148 net) barrels of oil per day in the third quarter.

The projected date of working interest revision was accelerated to calendar year-end 2013, as compared to early calendar 2016 in the report dated June 30, 2010. Due to the earlier reversion date, we are now projected to bear a portion of the proved reserve's capital expenditures during calendar 2014 associated with installation of the final phase of development, which is estimated to be less than the incremental working interest cash flow expected during the same year.

Oil produced from Delhi is sold at a price tied to a Louisiana Light Sweet index that tracks closely to Brent pricing, unlike the NYMEX traded West Texas Intermediate oil price (WTI) that trades at a steep discount to Brent. In addition, Delhi oil is transported entirely by pipeline at a cost far less than typical trucking costs. Due to these factors, Delhi is receiving an oil price substantially in excess of the WTI price. During Q4-11, our oil price realized at Delhi was 12% higher than the average WTI price. The oil price realized most recently in July at Delhi also was 24% higher than the $94.81 per barrel SEC pricing utilized in our reserves report as of June 30, 2011.

Our proved and probable reserves at Delhi as of June 30, 2011 evaluated using the five year forward price curve then applicable (based on a front month oil price of $95.42 per barrel increasing to $101.59 per barrel in the 60th month and then held flat) were 11.2 MMBO and 5.8 MMBO, respectively, with associated PV-10 of $418 million and $95 million, respectively.

Giddings Field, Central Texas

Proved reserves in the Giddings Field declined 9% to 2.7 MMBOE due to sales of reserves in place, production and revisions, in declining order of magnitude. Proved developed reserves comprised 15% of the total volumes. PV-10 of proved reserves declined 1% to $40.8 million. No probable reserves were recognized in the Giddings Field compared to 1.0 MMBOE the prior year due to an upgrade of probable reserves to proved reserves, revisions and sales in place. Our inventory of proved undeveloped locations in the Giddings Field consists of thirteen leased locations, two of which are associated with currently producing leases.

Our proved reserves at Giddings using the five year forward curve as of June 30, 2011 were 2.8 MMBOE with associated PV-10 of $52.2 million.

Production in the field averaged 209 BOE per day during the fourth quarter of 2011. Capital plans in 2012 include drilling up to two wells in the Giddings Field.

Lopez Field, South Texas

Our independent reservoir engineer confirmed proved reserves in the Lopez Field in South Texas for one producing well and five undeveloped locations based on the improved production results obtained from our producing test well during the year. Total proved reserves increased to 61 MBO (100% oil) with PV-10 of $0.5 million. Probable undeveloped reserves associated with 36 drilling locations total 378 MBO with PV-10 of $3.2 million.

Oklahoma

We added 768 MMCF (128 MBOE) of net gas reserves in Haskell County, OK through our initial producing test well. The added reserves were in a horizon previously targeted for salt water disposal and which produced gas during completion operations. We conducted production testing including a single stage of hydraulic fracturing and dewatering that led to assignment of reserves. We expect to resume testing of the primary Woodford target during fiscal 2012. Due to the expectation that our Wagoner County leasehold will be divested during fiscal 2012, no reserves were included for that leasehold.

GARP

We received formal Notice of Patent Allowance from the USPTO in June for our proprietary artificial lift technology. Receipt of the patent is expected to assist in commercialization of the technology through field demonstrations, and we are engaged in negotiations with third parties. We expect to begin our first commercial demonstration shortly.

Conference Call

Evolution Petroleum will host a conference call today at 11:00 a.m. Eastern Time (10:00 a.m. Central) to discuss these results. To access the call, please dial 480-629-9692 and ask for the Evolution Petroleum call at least 10 minutes prior to the start time. The conference call will also be broadcast live via the Internet and can be accessed through the investor relations section of Evolution's corporate website, www.evolutionpetroleum.com, where it will also be archived for replay. A telephonic replay of the conference call will be available until September 14, 2011 and may be accessed by calling 303-590-3030 and using the pass code 4470734#. For more information, please contact Donna Washburn at DRG&L at (713) 529-6600 or email at dmw@drg-l.com.

About Evolution Petroleum

Evolution Petroleum Corporation develops incremental petroleum reserves and shareholder value by applying conventional and specialized technology to known oil and gas resources, onshore in the United States. Principal assets as of June 30, 2011 include 13.8 MMBOE of proved and 6.2 MMBOE of probable reserves with a PV10* of $375 million and $76 million, respectively, and no debt. Producing assets include a CO2-EOR project with growing production in Louisiana's Delhi Field, horizontal wells in the Giddings Field of Central Texas and producing test wells in south Texas and Oklahoma. Other assets include an emerging Woodford shale gas project in Eastern Oklahoma and a patented artificial lift technology designed to extend the life of horizontal wells with oil or associated water production. Additional information, including the Company's annual report on Form 10-K and its quarterly reports on Form 10-Q, is available on its website at (www.evolutionpetroleum.com)

Cautionary Statement

All statements contained in this press release regarding potential results and future plans and objectives of the Company are forward-looking statements that involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. The Company undertakes no obligation to update or review any forward-looking statement, whether as a result of new information, future events, or otherwise. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, those factors that are disclosed under the heading "Risk Factors" and elsewhere in our documents filed from time to time with the United States Securities and Exchange Commission and other regulatory authorities. Statements regarding our ability to complete transactions, successfully apply technology applications in the re-development of oil and gas fields, realize future production volumes, realize success in our drilling and development activity and forecasts of legal claims, prices, future revenues and income and cash flows and other statements that are not historical facts contain predictions, estimates and other forward-looking statements. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved and these statements will prove to be accurate. Important factors could cause actual results to differ materially from those included in the forward-looking statements.

Company Contact:

Sterling McDonald, VP & CFO
(713) 935-0122
smcdonald@evolutionpetroleum.com

Lisa Elliott / lelliott@drg-l.com
Jack Lascar / jlascar@drg-l.com
DRG&L / 713-529-6600

* PV-10 of proved reserves is a pre-tax non-GAAP measure reconciled to the after-tax Standardized Measure of Future Net Cash Flows below. We believe that the presentation of the non-GAAP financial measure of PV-10 provides useful and relevant information to investors because of its wide use by analysts and investors in evaluating the relative monetary significance of oil and natural gas properties, and as a basis for comparison of the relative size and value of our reserves to other companies' reserves. We also use this pre-tax measure when assessing the potential return on investment related to oil and natural gas properties and in evaluating acquisition opportunities. Because there are many unique factors that can impact an individual company when estimating the amount of future income taxes to be paid, we believe the use of a pre-tax measure is valuable for evaluating our Company. PV-10 is not a measure of financial or operating performance under GAAP, nor is it intended to represent the current market value of our estimated oil and natural gas reserves. PV-10 should not be considered in isolation or as a substitute for the Standardized Measure as defined under GAAP, and reconciled below. Probable reserves are not recognized by GAAP, and therefore the PV-10 of probable reserves can not be reconciled to a GAAP measure.

The following table provides a reconciliation of PV-10 of each of our proved properties to the Standardized Measure.

	For the Years Ended June 30
	2011	2010

Estimated future net revenues	$741,212,773	$571,052,096
10% annual discount for estimated timing of future cash flows	(365,874,315)	(305,073,753)
Estimated future net revenues discounted at 10% (PV-10)	375,338,458	265,978,343
Estimated future income tax expenses discounted at 10%	(146,758,468)	(104,351,694)
Standardized Measure	$228,579,990	$161,626,649

- Financial Statements to Follow - Evolution Petroleum Corporation and Subsidiaries Consolidated Statements of Operations (unaudited)
	Three Months Ended		Year Ended
	June 30,		June 30,
	2011	2010	2011	2010
Revenues
Crude oil	$ 2,638,138	$ 759,344	$ 5,672,471	$ 2,188,259
Natural gas liquids	224,062	231,460	893,525	1,079,383
Natural gas	303,072	368,387	964,872	1,754,259
Total revenues	3,165,272	1,359,191	7,530,875	5,021,901

Operating Costs
Lease operating expense	348,268	482,160	1,298,650	1,616,767
Production taxes	26,593	8,054	80,677	48,312
Depreciation, depletion and amortization	204,141	144,766	563,104	1,818,110
Accretion of asset retirement obligations	16,599	15,954	59,913	61,054
General and administrative	1,359,269	1,390,659	5,335,384	5,092,243
Total operating costs	1,954,870	2,041,593	7,337,728	8,636,486

Income (loss) from operations	1,210,402	(682,402)	193,147	(3,614,585)

Other income
Interest income	1,180	7,269	14,214	55,054

Net income (loss) before income tax benefit	1,211,582	(675,133)	207,361	(3,559,531)

Income tax provision (benefit)	(676,692)	245,712	(448,914)	1,171,824

Net income (loss)	$ 534,890	$ (429,421)	$ (241,553)	$ (2,387,707)

Earnings (loss) per common share
Basic and Diluted	$ 0.02	$ (0.02)	$ (0.01)	$ (0.09)

Weighted average number of common shares
Basic	27,612,916	27,137,611	27,437,496	27,004,066
Diluted	31,090,818	27,137,611	27,437,496	27,004,066

Evolution Petroleum Corporation and Subsidiaries Consolidated Balance Sheets
	June 30,	June 30,
	2011	2010
Assets
Current assets
Cash and cash equivalents	$ 4,247,438	$ 3,138,259
Certificates of deposit	250,000	1,350,000
Restricted cash from joint interest partner	118,194	-
Receivables
Oil and natural gas sales	1,559,404	536,366
Joint interest partner	86,105	-
Income taxes	28,680	25,200
Other	167	147,059
Income taxes recoverable	-	716,973
Prepaid expenses and other current assets	284,324	315,494
Total current assets	6,574,312	6,229,351

Property and equipment, net of depreciation, depletion, and amortization
Oil and natural gas properties – full-cost method of accounting, of which $2,940,199 and $7,851,068 at June 30, 2011 and 2010, respectively, were excluded from amortization.	33,447,564	30,803,061
Other property and equipment	69,262	101,998
Total property and equipment	33,516,826	30,905,059

Other assets	77,287	53,162

Total assets	$ 40,168,425	$ 37,195,075

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$ 514,177	$ 678,609
Joint interest advances	105,567	-
Accrued payroll	682,850	75,692
Royalties payable	742,651	221,062
State and federal taxes payable	298,594	202,334
Other current liabilities	84,565	110,002
Total current liabilities	2,428,404	1,287,699

Long term liabilities
Deferred income taxes	3,330,266	2,949,880
Asset retirement obligations	859,586	811,635
Stock-based compensation	-	587,033
Deferred rent	85,412	81,635

Total liabilities	6,703,668	5,717,882

Commitments and contingencies

Stockholders' equity
Preferred stock, par value $0.001; 5,000,000 shares authorized; no shares issued or outstanding	-	-
Common stock; par value $0.001; 100,000,000 shares authorized; issued 28,401,116 shares; outstanding 27,612,916 shares and 27,061,376 shares as of June 30, 2011 and 2010, respectively.	28,400	27,849
Additional paid-in capital	20,761,209	18,532,643
Retained earnings	13,557,170	13,798,723
	34,346,779	32,359,215
Treasury stock, at cost, 788,200 shares as of June 30, 2011 and June 30, 2010.	(882,022)	(882,022)

Total stockholders' equity	33,464,757	31,477,193

Total liabilities and stockholders' equity	$ 40,168,425	$ 37,195,075

Evolution Petroleum Corporation and Subsidiaries
Consolidated Statements of Cash Flow

	For the Year Ended
	2011	2010
Cash Flows From Operating Activities
Net loss	$ (241,553)	$ (2,387,707)

Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation, depletion and amortization	563,104	1,818,110
Stock-based compensation	1,536,007	2,148,400
Issuance of common stock for charitable donations	-	-
Accretion of asset retirement obligations	59,913	61,054
Settlement of asset retirement obligations	(1,847)	-
Deferred income taxes	181,431	(771,437)
Deferred rent	3,777	3,777
Other	32,080	5,717
Changes in operating assets and liabilities
Receivables from oil and natural gas sales	(1,023,038)	(4,048)
Receivables from income taxes and other	949,432	1,512,041
Due from joint interest partner	(87,743)	-
Prepaid expenses and other current assets	31,170	(153,053)
Accounts payable and accrued expenses	497,783	65,144
Royalties payable	521,589	2,585
Income taxes payable	33,011	44,598
Net cash provided by operating activities	3,055,116	2,345,181

Cash Flows from Investing Activities
Proceeds from asset sales	231,326	-
Development of oil and natural gas properties	(2,509,652)	(3,280,425)
Acquisitions of oil and natural gas properties	(997,279)	(517,530)
Capital expenditures for other equipment	(864)	-
Maturities of certificates of deposit	1,100,000	2,059,147
Purchases of certificates of deposit	-	(1,350,000)
Other assets	(48,702)	(13,220)
Net cash used in investing activities	(2,225,171)	(3,102,028)

Cash Flows from Financing Activities
Proceeds from issuance of restricted stock	28	42
Proceeds from the exercise of stock options	106,049	3,300
Windfall tax benefit	173,157	-
Purchase of treasury stock	-	-
Other	-	-
Net cash provided by (used in) financing activities	279,234	3,342

Net increase (decrease) in cash and cash equivalents	1,109,179	(753,505)

Cash and cash equivalents, beginning of period	3,138,259	3,891,764

Cash and cash equivalents, end of period	$ 4,247,438	$ 3,138,259

The following table sets forth certain financial information with respect to our oil and natural gas operations:
	Three Months Ended
	June 30			%
	2011	2010	Variance	change

Sales Volumes, net to the Company:

Crude oil (Bbl)	23,295	9,968	13,327	134%

NGLs (Bbl)	4,083	5,841	(1,758)	(30)%

Natural gas (Mcf)	74,873	88,520	(13,647)	(15)%
Crude oil, NGLs and natural gas (BOE)	39,857	30,562	9,295	30%

Revenue data:

Crude oil	$ 2,638,138	$ 759,344	$ 1,878,794	247%

NGLs	224,062	231,460	(7,398)	(3)%

Natural gas	303,072	368,387	(65,315)	(17)%
Total revenues	$ 3,165,272	$ 1,359,191	$ 1,806,081	133%

Average price:
Crude oil (per Bbl)	$ 113.25	$ 76.18	$ 37.07	49%
NGLs (per Bbl)	54.88	39.63	15.25	38%
Natural gas (per Mcf)	4.05	4.16	(0.11)	(3)%
Crude oil, NGLs and natural gas (per BOE)	$ 79.42	$ 44.47	$ 34.94	79%

Expenses (per BOE)
Lease operating expenses and production taxes	$ 9.26	$ 16.04	$ (6.78)	(42)%
Depletion expense on oil and natural gas properties (a)	$ 4.92	$ 4.39	$ (0.53)	12%
(a) Excludes depreciation of office equipment, furniture and fixtures, and other of $8,045 and $10,476, for the three months ended June 30, 2011 and 2010, respectively.